For Immediate Release
October 19, 2010

AJS BANCORP, INC. ANNOUNCES REGULAR FOURTH QUARTER DIVIDEND

The Company’s Board of Directors announced today that it has declared a quarterly cash dividend of $0.11 cents per share.  The dividend is payable on November 26, 2010, to stockholders of record on November 12, 2010.  AJS Bancorp, MHC (the “MHC”) intends to waive 100% of the quarterly dividend due on its 1,227,554 shares.  At September 30, 2010, consolidated cash totaled $15.2 million.  At September 30, 2010 the Bank’s tier 1 capital and tangible capital ratios were 10.5%, and its risk-based capital ratio was 20.6%.

The Company’s Board of Directors announced today the promotion of Pamela Favero to V.P. / CFO.  Pamela has been employed with the company since 1991, and has served as CFO since 2002.

AJS Bancorp, Inc. is the parent holding company of A.J. Smith Federal Savings Bank located in Midlothian, Illinois.  In addition to the home office the Company has two branch offices in Orland Park, Illinois.